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                                                                      Exhibit 21

                 Advanced Telecommunications, Inc. Subsidiaries

ATI Operating Company

Cady Communications, Inc.

Cady Telemanagement, Inc.

American Telephone Technology, Inc.

Electro-Tel, Inc.

Fishnet.com, Inc.

Intellecom Communications, Inc.